EXHIBIT 10.31

SECOND AMENDMENT TO THE WALGREENS BOOTS ALLIANCE, INC. EXECUTIVE RETIREMENT SAVINGS PLAN
As Amended and Restated Effective January 1, 2020

I.

Effective July 1, 2023, the Walgreens Boots Alliance, Inc. Executive Retirement Savings Plan (the “ERSP”) is amended by adding the following Appendix B thereto, to incorporate remaining account balances under the AllianceRx Walgreens Pharmacy Executive Retirement Savings Plan into the ERSP:

“APPENDIX B

Effective July 1, 2023 (the “Effective Date”), this Appendix B covers the administration of remaining participant accounts under the AllianceRx Walgreens Pharmacy Executive Retirement Savings Plan (the “AllianceRx Plan”) and related transition matters, as follows:

1.Sections 4.1 and 4.2 – Deferral Credits and Deferral Elections. For the avoidance of doubt, individuals who become Participants as of July 1, 2023 for purposes of this feature of the ERSP shall be eligible to make Deferral Elections within 30 days following that date in accordance with the second sentence of Section 4.2 of the ERSP and such other applicable procedures as determined by the Administrators.

2.Section 6.1 –Plan Accounts. AllianceRx Plan Participant Accounts as of the Effective Date shall be established as separate “AllianceRx Employer Subaccounts” under the ERSP, and such Subaccounts shall be administered in the same fashion as all other Employer Subaccounts under the Plan, except as set forth in parts 3-5 below.

3.Section 5.1 – No Employer Contribution Credits. AllianceRx Employer Subaccounts shall be separate from any Employer Subaccounts maintained for the same Participants under the ERSP, and such AllianceRx Employer Subaccounts shall not be subject to any Employer Contribution Credits, except for any Credits earned prior to the Effective Date under the AllianceRx Plan that are applied under the ERSP following the Effective Date.

4.Section 6.2 – Investment Adjustments. AllianceRx Employer Subaccounts shall be subject to Investment Adjustments as set forth in Section 6.2 of the ERSP, based on Investment Option(s) elected by the Participants, or if no such election is made, shall be based on the Investment Option that is the default investment fund under the Retirement Savings Plan. In addition, the final Investment Adjustments earned prior to the Effective Date under the AllianceRx Plan may be credited under the ERSP following the Effective Date.

5.Section 7.3 – Payment of AllianceRx Employer Subaccounts. AllianceRx Employer Subaccounts shall be paid in the same fashion as Non-Grandfathered Accounts are paid pursuant to Section 7.3(a) of the ERSP, except that such Subaccounts shall in all cases be paid in one lump-sum, irrespective of whether such Subaccounts exceed the Lump-Sum Threshold.”

II.

Effective retroactive to January 1, 2020 (as clarifying edits to the ERSP as restated as of that date), Sections 2.5, 2.6, 4.1 and 4.2 of the ERSP are amended to replace all references to “base salary” or “base pay” with “base compensation;” and to replace all references to “bonus” or “bonuses” with “bonus compensation.”